November 3, 2026

Chuck Cassidy
General Counsel

Dear Chuck,

On behalf of Commerce (the "Company"), we are offering you a one-time lump sum retention bonus in the total gross amount of $150,000 USD. All payments will be made through payroll and are subject to applicable tax withholding and if applicable, other required deductions.

The bonus will be paid in two installments. To receive the 1st installment of $100,000, you must remain employed by the Company through May 31, 2027 and fulfill your obligations and responsibilities through that date. To receive the 2nd installment of $50,000, you must remain employed by the Company through August 31, 2027 and fulfill your obligations and responsibilities through that date. A resignation notice given prior to these dates would nullify payment. Payment of the retention bonus will be made on the first available paycheck following the required time period. In the event that your employment is terminated by the Company without Cause, the contingency will terminate and the cash award shall be deemed earned in full.

Additionally, subject to the approval of the Company’s Board of Directors or the Compensation Committee thereof, at the next regularly scheduled and administratively feasible board or committee meeting or board or committee action addressing employee equity following your start date, we will recommend that the Company grant you approximately 25,000 Commerce restricted stock units (“RSUs”). Your RSUs will vest over a 4-year period, provided you remain an employee of the Company at each vest date. All grant details, including the total number of RSUs awarded, vesting schedule and other terms and conditions, will be set forth in an equity award agreement between you and the Company, and your RSUs will be subject to the terms and conditions set forth in such award agreement and the equity plan under which the RSUs are granted. You will receive these documents at the time of grant. Your award will be conditioned on your employment through the date of grant and your execution and delivery to the Company of your equity award agreement.

Except as expressly stated in this letter, all terms and conditions of your employment (including your at-will status and applicable company policies) remain unchanged.

We appreciate your professionalism and support in helping ensure a smooth transition during this time.

Sincerely,

Becky Logan

Chief People Officer

Offer Letter Acknowledgement and Acceptance

Please indicate your acceptance below by signing electronically.

Accepted: ___/s/ Chuck Cassidy__________________

Chuck Cassidy